EXHIBIT 23.1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Form S-8 Registration Statement of Micromem Technologies Inc. (the "Company"), of our report relating to the consolidated financial statements of the Company as of October 31, 2007, which appear in the Annual Report to Stockholders on Form 20-F for the year ended October 31, 2007 and the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/S/ SCHWARTZ LEVITSKY FELDMAN LLP
Toronto, Ontario, Canada	Chartered Accountants
April 3, 2008	Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663